Exhibit 99.1
EZCORP ANNOUNCES ACQUISITION OF PAWN STORES IN CHICAGO
AUSTIN, Texas (June 23, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has completed the acquisition of five pawn stores located in the Chicago metropolitan area. The stores were purchased for cash from Hometown Jewelry & Loan and Abby Jewelry & Loan.
“The acquisition of these stores gives us an immediate and substantial presence in the Chicago area,” said Eric Fosse, President of the company’s Pawn Americas division. “Chicago is the third largest metropolitan area in the U.S., and we have not had a presence there until now. We believe that Chicago presents very attractive opportunities for our pawn business, and we are excited about bringing our service-oriented business model to a whole new set of customers. With the acquisition of these well-established stores, we enter Chicago with a solid base for further expansion.”
Paul Rothamel, the company’s President and Chief Operating Officer, stated: “Diversification — in terms of geographies, product and service offerings, and formats — is an important element of our strategic plan. We believe that entering new geographic areas, particularly one like Chicago that offers attractive growth opportunities, is an effective way for us to both grow and diversify our business.”
The company plans to operate the acquired stores under its “EZPAWN” brand.
About EZCORP
EZCORP is a leading pawn store operator and provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells second-hand merchandise, primarily collateral forfeited from its pawn lending operations.
At March 31, 2010, EZCORP operated 450 pawn stores in the U.S. and Mexico and 482 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 120 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 financial services and second-hand retail stores.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s expected performance in future periods, including the anticipated impact of the newly acquired stores. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the company’s services and merchandise and changes in the regulatory environment. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Investor Relations at (512) 314-2220.